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THE FOLLOWING IS AN ARTICLE PUBLISHED BY FORTUNE:

March 7th, 2022: Fortune (Phil Wahba): With her back against the wall, Kohl’s CEO is trying to ward off a restless activist investor

Kohl’s CEO Michelle Gass laid out her plan on Monday to finally shake the company’s stagnating sales and share performance. In a webcast presentation to investors, she argued that the company should continue investing in winning categories like activewear and pursue brand partnerships, despite a heightened push from an activist investor to overhaul the embattled retailer’s board and find potential buyers.

As part of her proposal, which is more of an update to Kohl’s late 2020 turnaround plan than anything radically new, Gass intends to open 100 stores, in the next four years, in markets traditionally too small for a Kohl’s. She also projected that Sephora shops, set to open at 850 Kohl’s stores, are on pace to become a $2 billion-a-year business by 2025, based on initial results from current stores.

Kohl’s announced last week some $18.5 billion in total net sales for 2021. That’s about 2% under its pre-pandemic net sales, marking a sizable recovery after the business was decimated by lockdowns in 2020. But the company has hovered around $19 billion in annual sales for about a decade and seems unable to surpass that figure despite Gass’ various growth initiatives. They include a major foray into activewear and a partnership with Amazon to handle the e-commerce giant’s returns at Kohl’s stores.

While Kohl’s has fared better than rivals like Macy’s, J.C. Penney and Sears in the last decade, its performance coming out of the pandemic has been well below that of competitors in or near strip malls where many of Kohl’s stores are located, particularly Target, Ulta Beauty, Dick’s Sporting Goods and even Walmart. Kohl’s stock has been on a roller coaster ride since the pandemic broke out. Before Monday’s investor presentation, it was about 15% below its 2018 share price when Gass became CEO. Kohl’s stock fell another 13% after the presentation in a sign that Wall Street is skeptical of the retailer’s plans.

This kind of sales and stock performance inevitably attracts activist investors. Macellum Capital Management, which owns 5% of Kohl’s shares, recently proposed a slate of 10 new board members, and is pressing the company to consider a sale of the company.

But Gass insists the newer roadmap will finally do the trick.

“We have initiatives in our hand that we’ve never had before,” Gass told Fortune in an interview ahead of Kohl’s investor day. Many of those are customer-facing, such as the deal she struck with Sephora in late 2020 to set up beauty boutiques at about 73% of Kohl’s 1,160 stores, and a continued push into activewear, which now makes up 20% of sales.

Kohl’s gets a makeover

Kohl’s’ nicely maintained but low frills stores have lured shoppers seeking brand names at a discount, for decades. But in the last five years or so, Kohl’s relevancy has declined as stores like Target, Ulta and Amazon have proven more adept at winning younger shoppers. It has also paid a price for lacking a sizable beauty business, crucial to getting customers to Kohl’s stores, despite several attempts.

Gass, a marketing wunderkind who worked at Starbucks before joining Kohl’s, calls the Sephora collaboration, which can be found in 250 stores nationwide, “transformational.” She says it’s drummed up store visits and, more crucially, brings in newer, younger shoppers that have long eluded Kohl’s and many of its rivals. Reaching a younger subset was also the premise for Gass’ lauded 2018 return service partnership with Amazon, which she says has brought Kohl’s about 2 million new customers.

Gass notes that the company has made progress on its cost structure. And indeed, in the fourth quarter of 2021, which includes the holiday season, Kohl’s reported its best operating income margin in years. She adds that Kohl’s uses brick-and-mortar stores to a greater degree to fill and deliver e-commerce orders, leading to higher profitability for its online business. “We have completely restructured our business for profitability,” she says.

Yet for all of Gass’ initiatives, Kohl’s is treading water. Target, Dick’s and Ulta are all well above pre-pandemic sales levels and have taken market share from rivals, including Kohl’s. The retailer’s big gains in some areas have been offset by weakness in others, such as women’s apparel, the top category at Kohl’s. Gass acknowledges this. “The single biggest opportunity that we have to improve is the women’s business,” she says.

The company has shed a number of weak store brands in women’s, going from 16 brands to six, but has beefed up the remaining six. But Kohl’s still has not proven that it is able to create or refresh store brands that attract customers in the same way its competitors do. Gass promised investors the company will begin to do so. “It’s a big bet for us,” she says.

Macellum’s managing partner Jon Duskin, who first pushed Kohl’s to make changes in 2021, argues that the company’s board and executives had years to show improvement. “This board and this management team together cannot get the stock above where it is now,” he told Fortune after Kohl’s presentation Monday.

His submission of a board slate that would swap out most directors at Kohl’s upcoming spring shareholder meeting came just a few weeks after Acacia Research submitted an unsolicited offer of $64 per share, or $9 billion. Kohl’s rejected the offer and initiated a poison pill to prevent a future hostile takeover. But it also hired investment bankers to field bids.

Duskin says Kohl’s tactics are “anti-shareholder,” adding that his panel of potential board members includes directors with M&A experience as well as retail veterans. For its part, Kohl’s has refreshed its 14-director board, which now includes the former CEOs of Jones Apparel Group and Lululemon, and the COO of Walmart’s U.S. e-commerce business.

The activist hedge fund has taken exception to Kohl’s updated strategy, claiming, among other things, that Kohl’s is spending too much on the Sephora shops rollout—though Duskin concedes it’s a smart initiative—has failed to address the cause of product shortages over the holidays, and is doing little to monetize its real estate portfolio. Duskin also objects to Kohl’s $1 billion spend this year on stock buybacks, saying they goosed Kohl’s earnings per share without really improving the underlying business. “That’s not how you get good operational performance,” he says.

Gass acknowledges that Kohl’s board is fielding offers, but she holds steady that she has a sound path to growth. When asked if Kohl’s will return to its pre-2012 glory days, she emphatically says “yes.” “We’ve got to see this through,” Gass says. It remains to be seen whether investors will give her and her team more time to do so.

THE FOLLOWING IS A TRANSCRIPT FROM A BLOOMBERG TV INTERVIEW WITH MICHELLE GASS ON MARCH 7, 2022

i sure the story will continue to evolve. the massive list of companies keeps growing as they take a stand on the war in ukraine. this as stocks plunge. michelle, great to have you with us. i know it is your investor day and you have to be thinking about the macroeconomic picture here. what are you bracing for in terms of how this global tunnel could impact consumer behavior?

it is a great question, a great point. we are navigating unprecedented times too — just like we have been over the past couple of years. i think that from a goal standpoint we are staying very close to the customer. we demonstrated we can be agile and resilient ring this time, the global pandemic, supply chain issues. today is our investor day and we got to share some really exciting news. as we look ahead, we have great confidence in our business, lots of growth drivers. i am sure that we will talk about that but there is pressure. we reflected that in our guidance to investors. we take the notes in our margins. at the same time, from a customer standpoint we want to be really sensitive to the pricing pressures. i think one of the real advantages we have is a brand portfolio. we have aspirational, iconic, national brands like nike and levis and great entry price point brands that are private-label. we are meeting the customer wherever they are. we will be agile. one of the things we announced today was the evolution of our loyalty program. you have 7.5% back in the cash that customers really value.

What do you think could be the biggest macro challenge for your customer? is it inflation, geopolitical turmoil? the supply chain challenges? do you have factories in russia?

We are a domestic company. Clearly, from a supply chain standpoint that is the area we pay attention to as well as the inflationary pressures i think it is hard to speculate all of the uncertainties with the consumer. that is why it is so important for a business like ours that serves 65 million customers that we do put the customer first and that we understand them. i think it goes back to what is on their mind, how they are purchasing and — 80% of america lives within 15 miles of a kohl’s. we serve lots of things that were really important to everyday lives. this pivot into the active and casual lifestyle as they are living today, these are all the things we expect they will continue to have but we will stay flexible and agile as we understand and navigate the current situation.

Kohls has gotten a a couple of unsolicited takeover offers over the last couple of weeks and also, the filing an hour ago that said your advisor Goldman Sachs is in talks with 20 potential buyers. can you give us the latest on this and talk about how your plan addresses some of these investor concerns and some of this investor interest?

you bet, Emily. first, let me clarify the plan we put together and what we shared today with a lot more detail, it is something that we really believe in and have great conviction that this is going to create tremendous value to our shareholders. we have retained goldman sachs. we have a finance committee part of the board. I mean our board his being extremely thoughtful in doing their fiduciary duty as we evaluate all opportunities in front of us. yes, we have had engagement with roughly 20 parties. we have had some unsolicited business and we did some outreach to make sure we’re are doing our job as a board to evaluate these options against a very strong plan and ultimately all of this will be considered as we decide our path forward. I’ll end with as we look ahead, we guided growth to the business. we have game changing ideas we are pursuing like sephora, expanding active, even building 100 new stores. we feel really well-positioned, but like I said we will evaluate all options.

you said sephora could become a $2 billion business. when do you see yourselves hitting that goal and what portion of sales coming from digital versus in-store traffic?

we have not put a very specific date at their but let’s say it is on the medium horizon. we are in the midst of building out 850 shops. they will be a very big contributor. To your point digital will be a reasonable contributor to that. that is one of the advantages we have with such a strong omnichannel platform. it was one of the reasons i think sephora wanted to partner with Kohl’s. we have such a strong footprint, it’s convenient, it’s a haul, we have a growing digital business. we are taking advantage of that omnichannel power with things like buy online pick up in store and we do that today with stores that are open but we are going to test an idea where we will focus leveraging sephora.com and driving customers into kohl’s shops. there are not that many examples. i can’t think of one that are doing that kind of cross company focus. i am excited to continue to build out this business with them. it is a big idea. in terms of the growth, 1200 stores and we’re growing our digital business, looking to grow an 8 billion dollar business from 6 billion today

i know you are launching some more self checkout, buy online, pick up in-store. good to have you back with us.

THE FOLLOWING IS A TRANSCRIPT FROM A CHEDDAR INTERVIEW WITH JILL TIMM ON MARCH 7, 2022

Jill >> thanks ken it’s great to be on your show today you’re right we just finished a really successful investor day where we’re able to walk through how are continuing to drive momentum threat can initiatives. we announced a low single digit growth. asked for a business of 2 billion dollars going to open a 100 new stores and really continue to elevate our brand portfolio so we’re confident our strategy is going to drive capital growth and really increase shareholder value.

Ken >> now when it comes to fending off activists you guys have fun of activist groups bids to get purchase. how are you working with bankers and financial advisors now to make your own path forward.

Jill >> so first i want to say we’re incredibly confident in our strategy. but we always welcome input from all of our shareholders in fact, i’m constantly talking to them because we have collective goal to maximize value. as we previously announced our board has dedicated her finance committee has hired goldman sachs to both review the unsolicited bids as well as complete some proactive outreach our alternate goal is to make sure that we’re driving the best outcome for shareholders.

Ken >> now your earnings report last week beat on eps estimates but missed on revenue estimates so what were some challenges that you faced and how are you in a better place now.

Jill >> so we went on a fundamental restructuring of our business to be more profitable this year and as you said we announced $7.33 which was a record dps eclipsing 20 eighteen’s eps this is really set us up to build for growth in the future que for we are outweighed by a little bit of inventory, declining down 40%. we’ve made the right changes to make sure that that flow is coming through and sure our system and we’re set up for a really positive growth in 2 2020 to be mentioned he won would be a little last minute to 3% that we guided but we’re incredibly confident as we open a purse of 4 doors before 100 doors opening next year as we continue to grow active which was up 40% in 2021. and we build a new brands like calvin klein time help they are and any of our to continue to grow this bill that business but do it incredibly profitably.

Ken >> like you mentioned the vision includes more of the smaller stores, wise is such a good idea.

Jill >> so our stores are incredibly healthy 99% of our stores are for all profitable and 95% of them generate over a million dollars and for a walk at yes we’ve tested a smaller format after testing that we found we can open a 100 stores to ensure that are reaching more customers and smaller markets we actually expect this to be a 500 million dollars sales opportunity. our targeting to return over 15% from this investment.

Ken >> now you also mentioned stuff, alright, you guys are betting big on sub or of so far so what is the driving this decision there and as the return to office perhaps play a role in this.

Jill >> for the game changing partnership for us it’s really going to transform kohl’s into a leading beauty destination. so far as driving both top line and bottom line. we mentioned is a 2 billion opt billion sale opportunity it’s growing in the mid-single digits and teens tire store to tracking a new younger more diverse customer and it’s driving traffic. so this is an item that customers have to come back and replenish i mentioned it’s actually even creative as well suisse the investment paying back in the next 3 and a half years.

Ken >> now we also understand kohl’s is rolling out self serve buy online how does this work and how do you see your online sales versus your store sales in the future.

Jill >> so we know customers want a simple easy and convenient experience whether that online are coming to our incredibly convenience stores, having self pickups off returns as shop talk out really helps us. respond to the customer the way that they want us to show up for them so right now all stores will have buy online pick up in-store in 2022. we’re going to pilot self-service returns on about 25% of our stores this year and will continue to test the self-serve checkout.

Ken >> now your company is committed to creating sustainable solution is striving to be carbon neutral by 2050 how are you doing this how you accomplishing this.

Jill >> the first i’m really proud to work for a company that has a longstanding focus on esg stewardship. we really structure around 3 pillars first we’re helping to fight climate change we have more recycling and last wace are accelerating our sustainable sourcing for climate we’re establishing a goal of reaching net 0 by 20 feet d for waste and recycling were diverting 85% of calls operational waste from landfills and for sustainable sourcing reducing our water and chemical you said and as you heard today, our chief martin announce that our brand sonoma will be sustainably so 100% sustainably sourced if all this year.

Ken >> with so many retail companies dealing with the supply chain shortage, especially those in apparel house calls making sure that they’re going to be able to make sure the stocks are filled and make sure no customer ever misses out on a sale.

Jill >> yes, obviously we don’t expect the full supply change normalize this you and so we expect to continue to have port congestion and we’ve made changes to how we actually buy our goods to accommodate for this length and supply chain we expect will continue to be port delays so we’ve added weeks of time into our supply chain cycle to ensure that we’re delivering those goods on time for the customer. we continue to look at our sourcing model to make sure that re using new areas and new factories to source close to the united states with more sourcing happening in the western hemisphere and we’re adding in one vendors and more distribution to make sure that we can bring those goods to our stores as quickly as possible.

Ken

my last question for you is how would you describe the coals of this time next year.

Jill

kohl’s is in a great position and were set up to grow we have incredible initiatives things that we’ve done never had before like us for a and there’s a beauty business driving traffic into our stores are stores are incredibly healthy we’re going to continue to grow from there. so you’re going to see us growing sales doing it profitably

Important Shareholder Information and Where You Can Find It

Kohl’s has filed a preliminary proxy statement and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2022 Annual Meeting of shareholders (the “Preliminary Proxy Statement” and such meeting the “2022 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Details concerning the nominees of Kohl’s Board of Directors for election at the 2022 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE 2022 ANNUAL MEETING, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the Preliminary Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.